LICENSE AND MARKETING AGREEMENT

Agreement dated as of Sep.,13, 1994 by and between TRB SYSTEMS INC., a Delaware corporation with its registered office at 201 North Walnut Street, Wilmington, Delaware 19801 (hereinafter called "LICENSOR"), and Mr.
Konan Kouadio Simeon (hereinafter called "LICENSEE").

WHEREAS, LICENSOR owns or controls patents, trademarks, tradenames and know-how relating to bicycles with variable speed lever action drive and their manufacture; and

WHEREAS, LICENSEE desires to obtain from LICENSOR (i) licenses under tradenames, trademarks and proprietary know-how of LICENSOR applicable to such bicycles, (ii) to the extent LICENSOR has or controls patents applicable to such bicycles in the relevant territory described in this Agreement, licenses undo such patents, and (iii) technical assistance related to such bicycles, together with the exclusive right to assemble, use, import, self, and distribute such bicycles within the relevant territory in conformity with the standard quality control and design requirements established by LICENSOR.


In consideration of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto mutually agree as follows:


                        ARTICLE I - DEFINITIONS

For the purposes of this Agreement, the terms listed below are defined, whether in the singular or in the plural, as follows:

1.1	Affiliate - Any corporation or other business entity in which a party hereto, directly or through one or more affiliates (i) owns more than fifty percent (50%) of the stock entitled to vote for the election of directors, or (ii) otherwise exercises a controlling interest in the management in such corporation or entity, LICENSOR to determine, in its sole judgment, whether such controlling interest exists.

1.2	Agreement - This License and Marketing Agreement, including the
Appendices and Exhibits hereto, as the same may be amended from time to time.

1.3	Anniversary Date - The date which occurs one (1) year from the date of this Agreement and each succeeding anniversary thereof.

1.4	Gross Sales - For any period controlled by this Agreement, the total of all sales of units of Licensed Product during the period at invoiced prices, not reduced by discounts

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allowances or other adjustments other than defective returns.  For purposes of this definition, a transfer of a completed unit will be deemed a sale hereunder and the invoice price will be the amount actually billed but will be no less than the LICENSEE's wholesale list price for such a unit of the Licensed Products as published and distributed to the trade.

1.5	Know-How - All of the ideas, concepts, technical information, inventions, materials (including, without limitation, drawings and specifications) and processes used in the Licensed Products and the assembly and servicing thereof.

1.6	Licensed Products - Invention(s) covered by the patents and know-how relating to a bicycle with a variable lever action drive and components or parts thereof, including but not limited to those listed in Appendix I attached hereto.

1.7	Patents - Any and all patents and patent applications in the
Territory covering the Licensed Products or any component part thereof either now or hereinafter during the duration of the patent or the term of this Agreement, whichever is longer, owned or controlled by LICENSOR or any Affiliate thereof, as listed in Appendix m attached hereto and/or to be listed and added in the future.

1.8    Territory - The geographic area listed in Appendix II attached hereto.

1.9 Trademarks - The trademark, logo, and tradename "TRB" and those included in Appendix IV attached hereto, and any and all other trademarks, logos and tradenames to be used, developed and obtained by LICENSOR or any Affiliate thereof and as may be added to Appendix IV by LICENSOR during the term of this Agreement.


                        ARTICLE II- LICENSE GRANTS

2.1	Patents - LICENSOR hereby grants to LICENSEE the exclusive right and license in the Territory to assemble, use, import, sell and distribute bicycles containing the inventions and improvements covered by the Patents in the Territory.

2.2	Trademarks - LICENSOR hereby grants to LICENSEE the exclusive right and license to use, and LICENSEE hereby undertakes to use, the Trademarks in the Territory in connection with the Licensed Product.

2.3	Know-How - LICENSOR hereby grants to LICENSEE the exclusive right and license in the Territory to use the Know-How that is now in the possession of LICENSOR or that will be developed or acquired by LICENSOR during the term of this Agreement.

2.4	Limitation - The licenses granted under Sections 2.1, 2.2 and 2.3 hereunder shall not include the right to manufacture Licensed Products in or out of the Territory or export


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Licensed Products, directly or indirectly, from the Territory. The limitation contained herein shall apply to LICENSEE and its Affiliates.


ARTICLE III- LICENSE AND ROYALTY FEES

3.1 License Fees - LICENSEE shall pay LICENSOR a license fee of Twenty five thousand United States dollars (US$ 25,000) payable as specified in Appendix V attached hereto.

3.2	Royalties - In addition to the license fee payable under Section 3.1 above, LICENSEE shall pay to LICENSOR royalties for each of LICENSEE's fiscal years during the term of this Agreement, in amounts as specified in Appendix VI attached hereto.

3.3	Payment Terms - All payments due to LICENSOR under Sections 3.1 and
3.2 shall be made in United States dollars, when due, and via wire transfer to the bank account in the U.S. specified by LICENSOR. The only deduction to be made shall be for taxes imposed by the applicable taxing authorities in the Territory on royalty payments, if any. In calculating royalty amounts based on Gross Sales, the conversion into United States dollars shall be at the average official rate of exchange prevailing in the United States during the period for which Gross Sales have been calculated. All royalty payments shall be due and payable thirty (30) days after the close of each of the LICENSEE's quarterly accounting periods commencing with the date on which Gross Sales begin. The amount of each estimated quarterly payment shall be equal to the greater of (i) twenty-five percent (25%) of the applicable minimum annual royalty or (ii) the applicable percentage of Gross Sales for that quarter. Each quarterly and final annual payment of royalty shall be accompanied by a statement signed by LICENSEE stating in detail satisfactory to LICENSOR the amount of Gross
Sales for the preceding quarter and in the case of the statement accompanying each final payment, for the preceding year. LICENSEE shall pay interest to LICENSOR upon any and all amounts overdue and payable hereunder to LICENSOR at the rate charged to LICENSOR by its principal commercial bank in New Jersey, plus one percent (1%) per annum, for the due date to the date of payment. Such right to payment of interest shall be without prejudice to any other remedies LICENSOR may have under this Agreement or by law.

3.4	Maintenance of Books and Records - LICENSEE shall keep true and accurate records, files and books of account, in accordance with generally accepted accounting principles in the Territory, containing all data required to determine the amounts to be paid hereunder and the information to be given in statements provided herein. LICENSEE shall permit LICENSOR and LICENSOR's representatives to inspect and examine such records, files, books of account and facilities of LICENSEE for the purpose of determining or verifying the amount payable LICENSOR and to conduct or have conducted an annual audit thereof, including, without limitation, inspection of all inventory of any kind. Any expenses incurred at the request and under the direction of


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LICENSOR shall be paid by LICENSOR; provided, however, that in the event any such audit reveals an error in any statement provided by LICENSEE, the cost of the audit shall be borne by LICENSEE if the error equals or exceeds five percent (5%) of the royalty amount reported due in such statement.


                        ARTICLE IV - TECHNICAL ASSISTANCE

4.1	Documents - As soon as practicable after the date of this Agreement and commensurate with LICENSOR's production schedule, LICENSOR shall deliver to LICENSEE sufficient written data and information for the assembly and service of the Licensed Products by LICENSEE as deemed necessary by LICENSOR.

LICENSEE shall provide to its retailers, information sufficient to assemble and service Licensed Products to LICENSOR's agreed standards.

4.2 Training - As a further means of disclosing LICENSOR's Know-How to LICENSEE, LICENSOR shall arrange, on a schedule to be mutually agreed upon, for training of a reasonable number, to be determined by LICENSOR, of personnel employed by LICENSEE. All salaries, traveling and living expenses and any other remuneration and expenses to which such trainees may be entitled, and all expenses incurred by LICENSOR in the operation of such training program, shall be paid by LICENSEE at LICENSOR's actual cost.

4.3	Other Technical Assistance - LICENSOR agrees to provide technical assistance upon the written request of LICENSEE. The cost of such assistance shall be borne by LICENSEE and shall be approved by LICENSEE in writing prior to such technical assistance being provided.


                        ARTICLE V - TRADEMARKS AND GOODWILL

5.1	Use of Trademarks - All Licensed Products assembled or sold by
LICENSEE shall bear the Trademarks. The permitted use by LICENSEE of the Trademarks shall be made only on Licensed Products that conform strictly to the standards, quality and specifications furnished by LICENSOR to

LICENSEE. Component parts of the Licensed Products shall be purchased by LICENSEE only from LICENSOR or suppliers approved by LICENSOR in writing to LICENSEE.

5.2	Inspection - LICENSEE shall at all reasonable times permit LICENSOR, by representatives designated by LICENSOR, to inspect all of LICENSEE's facilities and properties relating to the Licensed Products, at LICENSOR's cost.


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53	Labels - All labels and promotional materials used by LICENSEE shall be submitted to and approved by LICENSOR prior to use. Such approval will not be unreasonably withheld or delayed. All labels shall have to meet the legal requirements applicable in the Territory.

5.4	Title to Trademarks - LICENSEE shall refrain from any act or acts that may prejudice the validity of the title of LICENSOR to the Trademarks. After termination of this Agreement LICENSEE will not use at any time for bicycles or bicycle parts any trademark, tradename or label bearing any resemblance to the Trademarks. LICENSOR shall retain ownership and the exclusive right to Trademarks except as permitted to LICENSEE pursuant to the conditions of this Agreement during the term of this Agreement.

5.5	Promotional Activities - LICENSEE will use its best efforts and means to meet the needs of the Territory for the Licensed Products, to promote, advertise and otherwise further the sale and distribution of the Licensed Products in the Territory, particularly in population centers, and to further and preserve the goodwill and reputation of the Licensed Products sold under the Trademarks and meet the standards and conditions as set forth in Appendix VII attached hereto. LICENSOR shall make available to LICENSEE, at prices equal to LICENSOR's actual cost, promotional materials used by LICENSOR in the United States in connection with the sale of Licensed Products sold under the Trademarks. LICENSEE shall submit to LICENSOR all advertising materials proposed to be used by LICENSEE in connection with the Licensed Products for LICENSEE's prior written approval, such approval not to be unreasonably withheld or delayed.

5.6 Customer Service - LICENSEE shall inform and forward to LICENSOR all correspondence or communications with customers relating to the quality of or defects or malfunction in the Licensed Products and shall handle all inquiries or complaints expeditiously and courteously. LICENSEE and its distribution chain shall at all times maintain adequate facilities for the repair, service and storage of the Licensed Products and components and any parts thereof.

LICENSEE shall at all times maintain a staff of adequately trained personnel to properly insure the mechanical integrity of the Licensed Products, service the Licensed Products when necessary and to train service personnel in the LICENSEE's distribution chain. LICENSEE shall provide literature and parts to properly support the sale and service of the Licensed Products and shall provide LICENSOR with service reports on a quarterly basis. Such reports shall be on a form provided by LICENSOR and shall specify models requiring service during the period, the type of service, parts found defective, reason service is required, date service is performed, bicycle serial number and name and address of consumer.


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5.7	Distributor and Dealer network - LICENSEE shall provide to LICENSOR an updated list of subdistributors and dealers constituting LICENSEE's distribution chain in the Territory on the first day of each calendar year quarter. The list will include company name, address, principals, and fax, telex, and telephone numbers.

                        ARTICLE VI - IMPROVEMENTS

6.1	Inventions Improvement - LICENSEE shall require each of its
employees and consultants having access to technical information, data and Know-How relating to the Licensed Products or component parts thereof to enter into an agreement with LICENSEE, in form and substance satisfactory to LICENSOR, whereby each such employee or consultant agrees to assign to LICENSEE the entire right, title and interest: in and to any and all inventions relating to the Licensed Products, or relating to or useful in the manufacture thereof, made by him whether during or after the course of his employment or engagement by LICENSEE. If during the term of this Agreement, LICENSEE, or any of its Affiliates or employees makes or acquires any invention or claim in any patent that in use would infringe any Patent or that constitutes an improvement of a Licensed Product, LICENSEE shall promptly assign to LICENSOR such invention or claim. LICENSOR shall have the exclusive right and option to file and perfect any and all patent applications embodying or arising out of such invention or claim, in the Territory and elsewhere, in the name of LICENSOR and to that end shall have the right to receive and/or inspect all drawings, plans, models, specifications and worksheets relating thereto and to interview any and all of LICENSEE's employees and associated personnel and organizations having knowledge thereof. LICENSEE shall retain an exclusive license in the Territory to use such invention or claim on the Licensed Product, free of additional royalty charges.

6.2	Know-How Improvements - During the term of this Agreement, each party shall promptly inform and transfer to the other Know-How that is developed or acquired by such party. The method of such transfer shall be such as the transferor, acting in good faith and with due diligence, deems appropriate. LICENSOR shall have the right to receive and/or inspect all drawings, plans, models, specifications and worksheets relating thereto and to interview any and all of LICENSEE's employees and associated personnel and organizations having knowledge thereof. LICENSEE shall retain an exclusive license in the Territory to use such Know-How, in connection with Licensed Products, free of additional royalty charges.


                        ARTICLE VII - CONFIDENTIALITY AND COMPETITION

7.1	Confidentiality Obligation - LICENSEE shall hold, and shall cause its Affiliates to hold, all Know-How disclosed to it under this Agreement in confidence at all times during and after the term of this Agreement and each party shall require each of its employees and


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consultants, and the employees and consultants of its Affiliates, having access to Know-How relating to the Licensed Products or component parts thereof to enter into an agreement whereby each such employee or consultant agrees to hold such Know-How in confidence at all times, and agrees not to compete with LICENSOR or LICENSEE either during his employment or engagement and for a three (3) year period thereafter, or, in the event such time period is not enforceable, then a reasonable period as agreed by a judicial body within the Territory. Other measures to be taken by LICENSEE and its Affiliates to hold Know-How in confidence shall be subject to the review and approval of LICENSOR. LICENSOR shall have the right, in the event of a violation or breach of this Section 7.1 by LICENSEE, its Affiliates, employees, or consultants, to seek and obtain specific enforcement of the provisions of this Section; and to commence an action, in LICENSEE's name and stead. against any party with whom LICENSEE has a confidentiality agreement as required by this Section if such party breaches any provision of such agreement and if LICENSEE for any reason elects not to enforce such provision. The obligations regarding confidentiality contained hereinabove shall not apply to any Know-How that;

(i)	is at the time of disclosure generally available to the public;

(ii) becomes generally available to the public through no breach of confidentiality obligations by the party to whom the disclosure is made or by any of its Affiliates or the employees or consultants of any of them; or

(iii) is disclosed to the receiving party by another party not bound by any confidentiality obligation.

An individual feature of Know-How shall not be considered within the above exceptions merely because the feature is embraced by more general information within the exceptions. A combination of features of Know-How shall not be considered within the above exceptions unless the combination itself and its principle of operation are within the exceptions.

7.2	Restriction on competition by LICENSEE - In consideration of
LICENSEE's receiving the exclusive rights conferred under this Agreement, LICENSEE shall not, during the term of this Agreement, sell or deal in any manner in bicycles or parts or components thereof not constituting Licensed Products, but may deal in bicycle accessories approved by LICENSOR. In addition, for a period of three
(3) years after the termination of this Agreement, LICENSEE shall not become involved or associated with any other person or business entity engaged in the manufacture or sale of lever propelled bicycles; provided, that if such time period is held to be unenforceable, then the restrictive period shall be such reasonable period as may be agreed by judicial body within the Territory.


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                        ARTICLE VIII- TERM AND TERMINATION


8.1	Term - Except to the extent provided herein with respect to the survival of certain provisions following the term of ties Agreement, and unless earlier terminated pursuant to Sections 8.2 and 8.3 hereof, the term of this Agreement shall commence on the date of this Agreement and shall upon the mutual consent of the parties be renewed at the third year Anniversary Date, and renewed at each Anniversary Date thereafter without the payment of any additional licensing fees, unless either party breaches any material term of this Agreement.

8.2	Termination by LICENSEE - LICENSEE may terminate this Agreement on any Anniversary Date hereof by giving ninety (90) days prior written notice of termination.

8.3	Termination by LICENSOR - LICENSOR may terminate this Agreement at any time:

(i) by giving LICENSEE thirty (30) days prior written notice if LICENSEE shall have coordinated a material breach of any of its obligations hereunder, including without limitation, the prompt and timely payment of license fee and royalties hereunder and failure to fill customers orders for Licensed Products, or to perform service orders, in a timely fashion; provided that LICENSEE shall have been previously advised of the alleged material breach and has been given fifteen (15) days to cure such breach. It is further provided that no such breach shall be deemed to have occurred or be continuing (as applicable) if and to the extent LICENSEE's failure to perform its obligations is due to acts beyond the reasonable control of LICENSEE, including but not limited to strikes, lock-outs or civil insurrection or lack of material including component or part supplied by LICENSOR, any of its Affiliates or suppliers generally.

(ii) upon (a) the filing of a petition in bankruptcy by or against LICENSEE;
(b) the appointment of a referee, trustee or receiver for a substantial portion of the property or assets of the LICENSEE; (c) the insolvency of LICENSEE; (d) the consolidation, merger or other business combination of the LICENSCE or its Affiliates with, or the sale of a substantial portion of the LICENSEE'S assets to, another corporation, business entity or person, or the execution of an agreement by LICENSEE to that effect, or a change in control of LICENSEE or its Affiliates without the prior written consent of the LICENSOR, such consent not to be unreasonable withheld; or (e) if LICENSEE is an individual, the death or incapacity of LICENSEE.

8.4	Termination - Should a termination of this Agreement occur:

(i) LICENSEE shall cease all use of Trademarks and return to LICENSOR all materials supplied by LICENSOR and deliver to LICENSOR all materials tide to which has been acquired by LICENSOR pursuant to this Agreement; and


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(ii)	any agreements entered into by LICENSEE with third parties in the
Territory, including but not limited to subdistributors and dealers, shall be assignable to LICENSOR and LICENSEE shall assign to LICENSOR all such agreements and other documents regarding such subdistributors and dealers and will do all that is reasonable to have them continue as LICENSOR's subdistributors and dealers. In the event of Termination, LICENSEE shall submit a full inventory (including costs) of parts and stock on hand, within five (5) days. LICENSOR shall have the option to purchase within thirty (30) days all or part thereof at LICENSEE's cost or market value, whichever is less. Any such purchase shall be F.O.B. LICENSEE's warehouse.


			ARTICLE IX - INFRINGEMENT ACTIONS

9.1	Trademark Claims Against LICENSEE - On Licensed Products, LICENSOR
shall defend, indemnify and hold LICENSEE harmless against claims of trademark infringement brought against LICENSEE pursuant to this Agreement; provided, nothing hereunder shall be construed to obligate LICENSOR to defend, indemnify or hold LICENSEE harmless against claims of trademark infringement brought against LICENSEE arising out of acts taken by LICENSEE not required by this Agreement or approved by LICENSOR in writing.

LICENSOR may, however, elect to defend any such action at its own expense. If LICENSOR elects not to so defend, LICENSEE may, with the consent of LICENSOR, defend such action at its own expense. LICENSEE shall not settle any such action without the consent of LICENSOR.

9.2	Patent Infringement & Wrongfu1 Use Claims Against LICENSEE -
LICENSOR will assume the defense of any suit brought against LICENSEE for infringement of any patent or for wrongful use of proprietary information of any third party insofar as such suit is based upon a claim that the infringement or wrongful use is attributable to LICENSEE's application without substantial modification of technology supplied under this Agreement. In any such suit, LICENSOR will indemnify LICENSEE against any money damages or costs awarded in such suit in respect to such a claim.

The obligations of LICENSOR stated in this Section 9.2 apply only if (i) LICENSEE promptly informs LICENSOR in writing of any claim within the scope of this Section 9.2; (ii) LICENSOR is given exclusive control of the defense of such claim and all negotiations relating to its settlement; and (iii) LICENSEE provides all reasonable assistance to LICENSOR in all necessary respects in conduct of the suit.

LICENSOR's total liability in out-of-pocket costs in the defense of any suit or suits and to pay damages awarded in any suit or suits shall be limited to the amount theretofore paid to LICENSOR by LICENSEE under this Agreement, and LICENSEE will advance to LICENSOR any amount required to be expended by LICENSOR in excess of that

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limit. Amounts so advanced shall be credited to future payments due from LICENSEE to LICENSOR as a result of LICENSEE's operations under this Agreement.

The provisions of this Section 9.2 state the entire liability of LICENSOR to LICENSEE in respect of LICENSEE's use of the technology granted herein, and, except as specifically provided in this Section, LICENSOR shall not be liable either directly or as indemnity of LICENSEE for or on account of any claim arising in any way from LICENSEE's use of the technology.

9.3	Claims by LICENSEE or LICENSOR - In case Trademarks or any of the
Patents are infringed by any third party in the Territory, LICENSEE shall notify LICENSOR, and LICENSOR may, if it chooses, bring suit to enjoin such infringement. In the event LICENSOR elects not to bring such suit, LICENSEE may bring such suit upon advice to, and with the consent of, LICENSOR. Neither party shall settle any such suit without the consent of the other, which consent shall not be unreasonably withheld. Since actions by LICENSEE or LICENSOR hereunder are for the protection of LICENSEE's rights within the Territory, the costs of any actions brought under this Section 9.2 shall be borne equally by LICENSEE and LICENSOR.

9.4	Indemnification of LICENSOR - Except as otherwise provided in this
Article IX, LICENSEE will hold LICENSOR harmless against all liabilities, demands, damage's, expenses, or losses arising (i) out of use by LICENSEE or its transferees of inventions licensed or information furnished under this Agreement or (ii) out of any use, sale or other disposition by LICENSEE of its inventions or information.


                        ARTICLE X - SUPPLY AGREEMENT

10.1	Ordering of Licensed Products - LICENSOR agrees to provide the
Licensed Products to LICENSEE. LICENSEE shall be entitled to order and receive Licensed Products, provided that LICENSEE shall give written notice of such order to the LICENSOR within the mutually agreed upon lead time as stated on order acknowledgments. Payment for goods ordered shall be a confirmed irrevocable (transferable and divisible) letter of credit (allowing partial shipments and transshipments) confirmed by the LICENSOR's U.S. Bank, payable upon the presentation of shipping documents.

10.2	Terms and Conditions of Sale - LICENSEE agrees to assemble, use, import, sell and distribute such components, parts, and/or completely assembled items of the Licensed Products and other products as may be necessary for the LICENSEE's use and/or distribution, from LICENSOR, its Affiliates and/or LICENSOR's suppliers as may be agreed upon in accordance with such of LICENSOR's forms of Purchase and Terms and Conditions of Sales as LICENSOR may from time to time establish. Such Terms and Conditions of Sale shall include provisions relating to price, limited warranty, delivery,


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title of goods, freight and insurance charges, subrogation of claims and such other items as are customarily expressed in such documents.

10.3	Force Majeure - LICENSOR shall not be liable for any damage or penalty for delays in delivery, or complying with the warranty provisions hereunder, due to acts of God, acts or omissions of LICENSEE, acts of civil or military authorities, government regulations, or priorities, fire, floods, epidemics, quarantine restrictions, war, riots, strikes, differences with suppliers, inability of suppliers to perform, accidents to machinery, inability to obtain material, delays in transportation, failure or delay in furnishing complete or correct information by LICENSEE, impossibility or impracticability of performance or any other cause or causes beyond the control of LICENSOR, whether or not similar to the foregoing.

LICENSOR SHALL UNDER NO CIRCUMSTANCES BE LIABLE FOR SPECIAL OR
CONSEQUENTIAL DAMAGES FOR DELAYS OR FAILURE TO GIVE NOTICE OF
DELAY.


                        ARTICLE XI - DOCUMENTS DELIVERED UPON
                        CONTRACT EXECUTION

11.1	On the signing of this Agreement, LICENSOR shall deliver to
LICENSEE an affidavit of LICENSOR stating that it has full power and authority to confer the rights being granted hereunder and no encumbrances of any nature exist therein, nor are there any agreements of options in existence which would in any way prohibit the written granting of rights described in this Agreement.

11.2	The parties agree to do or execute or cause to be done or executed all such further acts, deeds, instruments or transfer as may be reasonably required from time to time to effect the rights between the parties hereto.


			ARTICLE XII- MISCELLANEOUS

12.1	Survival of Provisions - The provisions of Sections 3.4, 5.4, 7.1, 7.2,
8.4, 9.1, 9.2, 9.4, 12.1 and 12.8 shall survive any termination of this Agreement.

12.2	Assignment and Sublicensing - LICENSEE may not sublicense, assign or transfer this Agreement or any license granted hereunder; provided, that LICENSEE shall sublicense the Trademarks to any of its subdistributors and dealers selling the Licensed Products, the sublicense agreements to contain provisions substantially similar to the provisions of Article V of this Agreement relating to the protection of Trademarks and to be in form and substance satisfactory to LICENSOR.


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12.3	No Agency - Nothing contained in this Agreement shall be construed so as to make either LICENSOR or LICENSEE the agent or partner of the other, it being the intention of the parties to deal as principals with one another.

12.4	Entire Agreement - This Agreement sets forth the entire Agreement between the parties as to the subject matter hereof and merges all prior discussions and writings between them. This Agreement may be amended only by written instrument duly signed by both parties hereto.

12.5	No implied Right - Nothing in this Agreement shall be construed as conferring any right by implication, estoppel or under any patent, patent applications or trademarks, except as herein expressly provided.

12.6	Notices - All notices, communications, and correspondence required under this Agreement, or pursuant to the activities which it governs, or associated with it shall be in writing, shall use United States English only and shall become effective either when served by personal delivery or by certified mail addressed as follows (or to such other address for a party as that party may designate by notice to the other party):


	If to LICENSOR:			TRB Systems Inc.
                                        354 Eisenhower Parkway
                                        Suite No.26

                                        Livingston, New Jersey 07039
                                        U.S.A.
                                        Fax:  (201) 992-5577

	If to LICENSEE:			Mr. Konan Kouadio Simeon
                                        18 B.P. 89 Abidjan 18
                                        Ivory Coast
                                        FAX: (011)-225-45-47-22

12.7	Severability - Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application thereof shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

12.8	Arbitration - Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before one or more arbitrators in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Furthermore, if any controversy or claim arises out of the provisions of
Section 7.1 of this Agreement, LICENSOR may apply to the federal or state courts located in the State and County of New York for injunctive or interim relief in aid of arbitration. Judgment upon the award rendered by the arbitrator(s) in


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accordance with the aforesaid rules may be entered in any court having jurisdiction thereof. LICENSEE hereby consents to the non-exclusive jurisdiction of the federal and state courts located in the State and County of New York for the sole purpose of the issuance of any injunctive or interim relief or for the entry of any award as hereinabove provided.

All trade terms used herein shall have the meaning defined in the International Chamber of Commerce publication "International Rules for Interpretation of Trade Terms".


                        ARTICLE XIII - GOVERNING LAW

13.1	This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York and the United States without regard to principles of conflicts of laws.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

LICENSEE:			                 	 LICENSOR:

                         						TRB SYSTEMS INC.
/s/  Konan Kouadio Simeon /s/		By:	/s/ Byung D. Yim /s/


WITNESS:                     		WITNESS:
/s/ Timite Soualio /s/         /s/ J.E. Osborne /s/
Name:Timite Soualio         		Name:J.E. Osborne
Company or Address	          	Company or Address
                              J.E. Osborne
                              Notary Public of New Jersey
                              Notary 2054646

				My Commission Expires Dec. 27, 1998


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APPENDIX I
Licensed Products

All Transbar Bicycles including but not limited to those listed below:

(1)	TRB 190

(2)	TRB 240

(3)	TRB 250

(4)	TRB 500

(5)	TRB 1000

(6)	TRB 100 (BMX)

(7)	TRB 300 (Cruiser)

Also includes but not limited to all special parts listed below:

(a)	Rear hub assembly

(b)     See-saw idler assembly

(c)	Lever and Transbar assembly

(d)	Gearshift lever

(e)	Special chain connecting cable

(f)	All service parts of above assemblies


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                                APPENDIX II

                                Territory

                                IVORY COAST

        A patent application in the Territory for an improvement in the Licensed Products is in the course of preparation







                                APPENDIX IV

                                Trademarks


                                     09152\001\552600\9061TA\3473.1\  10/21/93

                                APPENDIX V

                                License Fees

Twenty Five Thousand United States dollars (US$25,000), of which Twenty Five Thousand United States dollars (US$25,000) shall be paid upon execution of this Agreement and the balance of which shall be payable in installments according to the following schedule:

                               APPENDIX VI

                                Royalties


Year 1-  Six percent (6%) of Gross Sales, but not less than US$10,000-

Year 2-  Five percent (5%) of Gross Sales, but not less than US$10,000-


Year 3 and every year thereafter -  Four percent (4%) of Gross Sales, but not less than US$10,000-


                                APPENDIX VII

                           Promotional Activities

LICENSEE must provide and participate in such promotional activities and production of materials to support, promote, and generate full sales potential of Licensed Product.

LICENSOR will make available to LICENSEE at its cost all promotional and advertising materials and printed service literature.


                                       03/09/94/RRI/09152/001/AGREE-11/71484.1





                                APPENDIX VIII
                        Terms and Conditions of Sale

Payment - By irrevocable (transferable and devisable) letter of credit allowing partial shipments and transshipments in favor of LICENSOR, payable upon presentation of shipping documents to LICENSOR's bank.

Remarks - All orders are subject to final confirmation by LICENSOR.

Sales Forecast - LICENSEE will provide LICENSOR twelve (12) month sales forecast by month by model with sixty (60) day lead time updated by month.


03/09/94/RRI/09152/001/AGREE-11/71484.1

        EXHIBIT 1 CONFIDENTIALITY AGREEMENT- PROPRIETARY INFORMATION

             PRODUCT IMPROVEMENT AND CONFIDENTIALITY AGREEMENT

Gentlemen:

The following confirms an agreement between me and K.K.Simeon hereinafter referred to as "LICENSEE" which is a material part of the consideration for my employment or affiliation with LICENSEE:

1. I recognize that the LICENSEE has entered into an agreement with TRB Systems Inc., hereinafter referred to as the "Company", which Company is engaged in a continuous program of research, development and production respecting its products, patents and know-how, hereinafter referred to as "Proprietary Information".

2.	I understand that my employment or affiliation with LICENSEE creates a relationship of confidence and trust between me and the LICENSEE with respect to any Proprietary Information.

3. In consideration of my employment or affiliation with the LICENSEE, I hereby agree as follows:

(a) I understand and agree that I have no rights in any Proprietary Information of the Company or the LICENSEE. At all times, both during my employment or affiliation with the years, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the LICENSEE and the Company, except as may be necessary in the ordinary course of performing my duties with the LICENSEE. I will at all times fully and accurately document any Proprietary Information or Inventions (as hereinafter defined) developed by me so that at all times the LICENSEE shall have in its possession descriptions and directions with respect thereto that will enable the LICENSEE and its assigns to utilize such Proprietary Information and Inventions to their full benefit.

(b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the LICENSEE or produced by myself or others in connection with my employment or affiliation shall be and remain the sole property of the LICENSEE or its assigns and shall be returned to it immediately as and when requested by the LICENSEE. Even if the LICENSEE does not so request, I shall return and deliver all such property upon termination of my employment or affiliation by


                                       05/03/94/MHM/09152/001/AGREE-11/85561.1


me or by the LICENSEE for any reason and I will not take with me any such property or any reproduction of such termination. I will keep all information relating to the Proprietary Information confidential during my employment or affiliation and for three years thereafter.

(c) I will promptly disclose to the LICENSEE or any persons designated by it, all improvements, inventions, ideas, formulas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of my employment or affiliation (all said improvements, inventions, formulas, processes, techniques, know-how and data shall be hereinafter collectively called "Inventions").

(d) I agree that all Inventions which I developed in whole or in part, either alone or jointly with others utilizing equipment, supplies, facilities or Proprietary In formation of the LICENSEE or its assigns or during my periods of employment or affiliation with the LICENSEE shall be the sole property of the LICENSEE and its assigns, and the LICENSEE and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the LICENSEE and its assigns any rights I may have to acquire in such Inventions.
I further agree as to all such Inventions to assist the LICENSEE and its assigns in every proper way but shall not bear the expenses involved) to obtain and from time to time enforce patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the LICENSEE or its assigns may desire, together with any assignments thereof to the LICENSEE or persons designated by it.

My obligations to assist the LICENSEE or its assigns in obtaining of and enforcing patents for such inventions in any and all countries shall continue beyond the termination of my employment or affiliation for a period of three years, but the LICENSEE or its assigns shall compensate me at a reasonable rate after such termination for time actually spent by me on such assistance.

In the event that the LICENSEE is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent applications with respect to such an Invention (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the LICENSEE and its duly authorized officers and agents, to its assigns, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.


                                       05/03/94/MHM/09152/001/AGREE-11/85561.1


(e)	I represent that my performance of all terms of this Agreement will not breach any agreement to keep in confidence any proprietary information acquired by me in confidence or in trust prior to my employment or affiliation with the LICENSEE. I have not entered into, and agree I will not enter into, any agreement either written or oral in conflict with the obligations set forth in this Agreement.

(f)	I represent that I did not learn during my prior employment or affiliation any ideas or information which the LICENSEE indicated were considered confidential and proprietary or which were disclosed to me in a manner which should have made me realize they were so considered.

(g) If I cannot make the representation provided in (f) I approve, I will check the following box:
( ) I cannot make the representation in paragraph (f) above.

If I checked the above box, I hereby represent that I will not make use of any such confidence and proprietary information or ideas during my employment or affiliation with the LICENSEE unless such information or ideas during my employment by the LICENSEE or become publicly available for reasons other than actions on my part.

4.	This Agreement shall be effective as of the first day of my
employment or affiliation with the LICENSEE.

5.	This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall insure to the benefit of the Company, its successors.


Accepted and Agreed to (date):   Sep 13, 1994

SIGNED:                 /s/ Konan Kouadio Simeon /s/

NAME AND TITLE: 	       KONAN KOUADIO SIMEON

COMPANY NAME:           TRB SIMCO INTERNATIONAL

WITNESS

LICENSEE:		KONAN KOUADIO SIMEON



                                       05/03/94/MHM/09152/001/AGREE-11/85561.1